Exhibit 99.1

Watsco Sets New Records for Earnings and Earnings Per Share

on Record Sales During Third Quarter

Strong U.S. Growth for High-Efficiency Residential HVAC Systems,

Market Share Gains and Operating Efficiencies Drive Performance

MIAMI, FLORIDA – (BUSINESS WIRE), October 23, 2014 – Watsco, Inc. (NYSE: WSO) today reported record results for the third quarter and for the nine months ended September 30, 2014.

Third Quarter Results

Key performance metrics:

•	Revenues increased 5% to a record $1.135 billion
•	Gross profit margin increased 30 basis-points
•	SG&A decreased 20 basis-points as a percentage of sales to a record low
•	Operating profit increased 10% to a record $105 million
•	Operating margins expanded 50 basis-points to 9.3%
•	Earnings per diluted share increased 18% to a record $1.56

Revenue trends:

•	HVAC equipment (65% of sales) increased 7%
•	U.S. residential equipment increased 8% with gains in market share
•	Double-digit growth in high-efficiency residential systems
•	Other HVAC products (30% of sales) were flat
•	Commercial refrigeration products (5% of sales) increased 14%

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered another record quarter through share gains in the United States and Canada, a stronger sales mix of high-efficiency HVAC equipment, higher gross profit margins and improved operating efficiencies.”

Nine-Month Results

Key performance metrics:

•	Revenues increased 5% to a record $3.068 billion
•	Gross profit margin increased 20 basis-points
•	SG&A decreased 20 basis-points as a percentage of sales to a record low
•	Operating profit increased 10% to a record $254 million
•	Operating margins expanded 40 basis-points to 8.3%, matching the record
•	Earnings per diluted share increased 14% to a record $3.64

Revenue trends:

•	HVAC equipment (64% of sales) increased 7%
•	U.S. residential equipment increased 9% with gains in market share
•	Other HVAC products (31% of sales) increased 2%
•	Commercial refrigeration products (5% of sales) increased 7%

These results reflect investments in additional locations, more than 200 new employees and technology initiatives to generate long-term growth and market share. New locations bring density and convenience to contractor customers. New employees, including more outside salespeople, counter-sales personnel, commercial HVAC experts and product line champions, intensify sales and customer-service efforts. Investments in technology, both in talent and capital spending, provide pioneering capabilities to sell products and serve customers as well as greater insight into the business.

Results also reflect a 10% greater ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009. Effective July 1, 2014, the Company increased its ownership interest in Carrier Enterprise LLC to 80% for cash consideration of $88 million.

Dividends

Watsco has paid dividends to shareholders for 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The present quarterly dividend rate is 60 cents per share, an increase of 50% versus a year ago. For the nine-months ended September 30, 2014, dividend payments increased 88% to $49 million.

Outlook for 2014

Watsco’s outlook for full-year 2014 diluted earnings per share is within the range of $4.20 to $4.40 per diluted share, representing a prospective annual growth rate of earnings per share of 14% to 20%.

Conference Call Information

Date: October 23, 2014

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 652-5200 / International (412) 317-6060

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is $35 billion. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$1,134,999	$1,081,893	$3,067,753	$2,915,978
Cost of sales	860,234	823,296	2,325,646	2,215,255

Gross profit	274,765	258,597	742,107	700,723
Gross profit margin	24.2%	23.9%	24.2%	24.0%

SG&A expenses	169,527	163,142	488,336	469,629

Operating income	105,238	95,455	253,771	231,094
Operating margin	9.3%	8.8%	8.3%	7.9%

Interest expense, net	1,534	1,781	3,790	4,651
Income before income taxes	103,704	93,674	249,981	226,443
Income taxes	32,573	27,556	76,062	66,654

Net income	71,131	66,118	173,919	159,789
Less: net income attributable to noncontrolling interest	16,670	20,419	46,604	49,387

Net income attributable to Watsco, Inc.	$54,461	$45,699	$127,315	$110,402

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$54,461	$45,699	$127,315	$110,402
Less: earnings allocated to non-vested (restricted) common stock	4,103	3,246	9,635	7,801

Earnings allocated to all other Watsco, Inc. shareholders	$50,358	$42,453	$117,680	$102,601

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,375,939	32,276,113	32,345,068	32,246,366

Diluted earnings per share for Common and Class B common stock	$1.56	$1.32	$3.64	$3.18

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2014	2013
Cash and cash equivalents	$16,691	$19,478
Accounts receivable, net	502,522	399,565
Inventories	729,865	583,154
Other	22,258	18,905

Total current assets	1,271,336	1,021,102

Property and equipment, net	45,355	45,418
Goodwill, intangibles, net and other	588,297	603,011

Total assets	$1,904,988	$1,669,531

Accounts payable and accrued expenses	$340,584	$243,399
Current portion of long-term obligations	167	107

Total current liabilities	340,751	243,506

Borrowings under revolving credit agreement	352,003	230,044
Deferred income taxes and other liabilities	72,673	68,589

Total liabilities	765,427	542,139

Watsco’s shareholders’ equity	881,443	840,396
Noncontrolling interest	258,118	286,996

Shareholders’ equity	1,139,561	1,127,392

Total liabilities and shareholders’ equity	$1,904,988	$1,669,531

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flow from operating activities:
Net income	$173,919	$159,789
Non-cash items	27,596	24,804
Changes in working capital	(159,796)	(133,410)

Net cash provided by operating activities	41,719	51,183

Cash flow from investing activities:

Capital expenditures, net	(8,902)	(10,693)

Cash flow from financing activities:
Purchase of additional ownership from noncontrolling interest	(87,735)	—
Dividends on Common and Class B Common stock	(48,884)	(25,958)
Distributions to noncontrolling interest	(25,817)	(31,487)
Other	4,075	2,760
Net proceeds under revolving credit agreement	122,943	(30,010)

Net cash used in financing activities	(35,418)	(84,695)

Effect of foreign exchange rate changes on cash and cash equivalents	(186)	(336)

Net decrease in cash and cash equivalents	(2,787)	(44,541)
Cash and cash equivalents at beginning of period	19,478	73,770

Cash and cash equivalents at end of period	$16,691	$29,229